EXHIBIT 10.3.1

Proposed 2005 Amendments to the 1996 Stock Option Plan (the “Plan”)

1.	Amendment to Increase the Number of Shares of Common Stock Which May Be Issued Under the Plan.

Section 4, entitled “NUMBER OF SHARES SUBJECT TO PLAN,” is amended and restated in its entirety as follows:

“The stock to be offered under the Plan shall consist of up to 6,000,000 shares of the Company’s Common Stock plus four percent (4%) of the total number of outstanding shares of Common Stock each year from 2001 until the termination of the Plan. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.”

2.	Amendment to Extend the Termination Date of the Plan.

Section 19, entitled “TERM OF PLAN,” is amended and restated in its entirety as follows:

“No Option shall be granted pursuant to the Plan after January 17, 2011 unless earlier terminated by the Board of Directors or extended by an amendment approved by the stockholders of the Company. The Plan was adopted by the Board on January 17, 1996. The Plan was approved by the shareholders on September 12, 1996.”